Exhibit 10.7

PRODUCTION SERVICES AGREEMENT

THIS MASTER PRODUCTION SERVICES AGREEMENT (“Agreement”) is entered into as of July 20, 2009 between Audience Productions, Inc. a Washington corporation (“Financier”) and Bridge Productions, Inc., a Washington state corporation (“Service Company”). During the Term of this Agreement separate and distinct Statements of Work (“SOWs”) for each project to be covered by this Agreement shall be approved and executed by the parties and attached hereto, as Exhibit A for the first SOW, Exhibit B for the second SOW and continuing alphabetically thereafter.

RECITALS

WHEREAS, Financier desires to finance and arrange for the production of one or more Pictures and Service Company desires to furnish services thereon, pursuant to the terms and conditions set forth herein and as supplemented and/or revised in each mutually approved SOW, and;

WHEREAS, the parties desire that each SOW shall include the following mutually approved attachments: (i) Attachment 1 to each SOW shall be copy of the screenplay that is the subject of the SOW (the “Screenplay”); (ii) Attachment 2 to each SOW shall be a detailed schedule for performance of the production services that Service Company is to provide on the Screenplay (the “Production Schedule”); (iii) Attachment 3 to each SOW shall be the budget for the Service Company’s production of a motion picture (the “Picture”) based on the Screenplay (the “Budget”); (iv) Attachment 4 to each SOW shall be the schedule for the transfer of funds from Financier to Service Company (the “Cash Flow Schedule”); and Attachment 5 to each SOW shall be a list of the deliverables that Service Company shall deliver to Financier in fulfillment of Service Company’s obligations on the Picture (the “Deliverables”).

NOW, THEREFORE, in consideration of the promises and for other good and valuable consideration, receipt of which is hereby acknowledged, the parties hereto agree as follows:

1.	PRODUCTION OF THE PICTURE.

(a)	Subject to the terms and conditions hereinafter set forth and in the applicable SOW, Financier agrees to furnish or cause a third party to furnish to Service Company, on a mutually approved cash flow schedule (“Cash Flow Schedule”), attached to the applicable SOW as Attachment 4, the amount of financing which Service Company represents, to the best of its ability, is the sum that will be required to finance the production of the Picture, and Service Company shall use all sums advanced hereunder for the sole purpose of furnishing the production services for the Picture in accordance with the approved screenplay, budget and production schedule, subject only to material deviations therefrom which are approved in writing by Financier under an applicable SOW. All obligations of Financier shall be subject to Financier first obtaining a completion bond from a reputable company, if necessary, as determined jointly by Financier and Service Company, which in form and substance shall be subject to Financier’s and Service Company’s approval, and the cost of which shall be added to the approved budget as an additional cost. All sums advanced hereunder shall be deposited in a production account, in accordance with the agreed upon Cash Flow Schedule, which has been designated, approved, and is controlled by Financier.

(b)	Service Company’s obligations shall be complete upon its delivery to Financier of the Deliverables.

(c)	Financier shall have the right of designation and approval of the following parties and/or entities engaged by Service Company on each Picture: writers, director, all producers (including producers, executive producers, co-producers, co-executive producers, line producers and associate producers), casting director, “star” talent, director of photography, editor, composer, production accountant and insurance company. Financier and Service Company shall jointly approve the location by Country and State or Province where all production and post production activities will take place taking into account the Budget and government sponsored production and/or tax incentives. All other parties and entities engaged on each Picture shall be selected and engaged by Service Company in consultation with Financier, provided that all such engagements (i) shall be with professional parties experienced in the respective fields in which they are each engaged, (ii) do not attach signatory status to any collective

(c)	bargaining agreement that would create executory obligations for Financier or Service Company unless signatory status is agreed to in advance by Financier or as such status may be required by law; (iii) are upon terms and conditions standard within a reasonable range in the industry for such services, and (iv) provide for compensation to such parties in conformance with the Budget.

(d)	During production, Service Company may reasonably reallocate expenses, up to five percent (5%), within the Budget due to cost shifts and needs arising from exigencies of production provided that total costs do not exceed the approved Budget. Any reallocation of budget expenses in excess of five percent (5%) shall be mutually agreed to between Financier and Service Company.

(e)	Service Company shall perform all of its obligations hereunder to the best of its ability and in a workmanlike manner. Financier, or its assignee, shall own all right, title, and interest in and to all items that are conceived, made, discovered, written or created by Service Company personnel alone or jointly with third parties under this Agreement, including the Deliverables, whether completed or works-in-progress. Without limiting the previous sentence, all Deliverables and other results and proceeds of Service Company’s services on a Picture, in whole and in part, shall be deemed “works made for hire” for Financier for all purposes of copyright law, and the copyright shall belong solely to Financier. To the extent that any such Deliverables or other results and proceeds do not fall within the specifically enumerated works that constitute “works made for hire” under the United States copyright laws, and to the extent that any Deliverables or other results and proceeds include materials subject to copyright, trade secret, or other proprietary right protection then by virtue of this provision Service Company hereby immediately and irrevocably assigns, without further action, to Financier all its right, title and interest that it may be deemed to have in and to any of the Picture’s elements, which shall include, without limitation, all literary material written for the Picture, all stills, artwork and designs used in connection with the Picture, all film clips, recordings, trailers, sound tracks, and all other tangible and intangible property relating to the Picture, and all rights in and to the foregoing, exercisable throughout the universe, in perpetuity, and all subsidiary, ancillary and related rights, performing rights, publishing rights, merchandising and commercial tie-up rights, and the right to use the names, likenesses, and voices of all persons rendering services in connection with the Picture. Service Company shall obtain, at its expense, such assignments for Financier, from Service Company’s employees, agents, and contractors as necessary to effectuate the purposes of the previous sentence. Service Company also agrees not to assert any moral rights under applicable copyright law with regard to such items and Deliverables and to require its employees to do the same. Service Company’s rights under any Agreement in connection with the Picture shall be freely assignable to Financier and upon Financier’s request, Service Company agrees to acknowledge, perform, execute, and deliver such assignments and other documents and instruments as may be necessary or appropriate to evidence Financier’s acquisition of rights hereunder. The Picture shall contain such production or presentation or release credit to Financier as Financier shall determine. Additionally, the end titles shall contain a copyright notice in the following form: “Copyright 20__, Audience Productions, Inc. All rights reserved,” or such other copyright notice as Financier shall designate.

(f)	Upon Financier’s acquisition of all right, title and interest in and to the Picture as provided above, Financier shall assume, or cause the distributor of the Picture to contractually adhere to, the executory obligations of all contracts undertaken by Service Company in the normal course of business to produce the Picture, and Service Company shall be relieved of any liabilities arising therefrom.

(g)	If Service Company, upon reasonable notice, shall fail to execute any instrument or document, which Financier requires to implement any term hereof or to perfect its rights hereunder, Financier shall have the right to execute such document or instrument on Service Company’s behalf, such right being an irrevocable power coupled with an interest. Copies of any such documents or instruments shall be immediately provided to Service Company.

2.	PRODUCTION CONTRACTS. All contracts for personnel (including casting and directing), studio hire, purchase of goods and services, laboratory work and all other licenses, contracts and obligations in connection with the production of the Picture by Service Company, shall be made and entered into by Service Company in its own name as principal and not as agent for Financier and no obligations whatsoever shall be imposed upon Financier thereunder. All such contracts or undertakings shall be consistent with the provisions of this Agreement and industry custom and practice, which in no event shall be less restrictive than the requirements of Service Company under this Agreement. Such contracts and undertakings shall not be terminated, canceled, modified or rescinded in any manner which would or might prejudice the rights of Financier hereunder. All such contracts shall be assignable to Financier without restriction except only for obligations arising from approved artist agreements and collective bargaining agreements. Service Company shall have all responsibilities of an employer with respect to those personnel locally engaged by Service Company, including those arising under any present or future legal requirements relating to workers' compensation, insurance, social security, tax withholding, pension, health and welfare plans under any legal requirements or any applicable collective bargaining agreement, including foreign country equivalents of the foregoing, if any, although upon delivery of the Picture and completion of all obligations required hereunder of Service Company, Financier shall assume or cause the distributor of the Picture to assume such obligations and hold Service Company harmless therefrom. Service Company shall use due care in the selection and purchase of any items to be used in connection with the production of the Picture and shall assign Financier on demand all rights which Service Company shall obtain, by warranty and otherwise, from the supplier of such items.

3.	CREDIT. Provided that Service Company fulfills its material obligations with regard to each SOW, then Service Company shall receive a single card “In Association With” production credit in the main titles of the Picture, in the next position immediately following Financier’s on-screen credit, or if Financier does not take an on-screen credit then in no later than second position after the distributor’s on-screen credit. Service Company’s credit shall be equal in size, font and prominence as to any other production or distribution company credit. Service Company shall also have a closing credit in the credit roll of the Picture to include Service Company’s logo with placement and all other elements of the closing credit at Financier’s discretion. Service Company shall be credited in all print and Internet ads in which any other production company credit appears, except for standard industry exclusions. In addition, as to each Picture on which he provides services, Eugene Mazzola shall be individually credited as a “Producer” in the main credits, either on a single card or in first position on a shared card, equal in size, font and prominence as to any other on-screen producer credit and in all print and Internet ads in which any other Producer credit appears, except for standard industry exclusions. No accidental or inadvertent failure to accord credit as provided for herein shall be deemed a material breach of this Agreement provided that Financier undertakes reasonable steps to correct such failure on a prospective basis.

4.	INSURANCE. Service Company shall carry and pay for production insurance consistent with the Budget and the Cash Flow Schedule to cover all customary risks in connection with the production of motion pictures and the parties’ performance of their respective obligations hereunder, including without limitation, general liability, cast, and Workers’ Compensation insurance, which insurance shall specifically name Financier as an insured party and beneficiary. Service Company shall furnish Financier with certificates of insurance stating and certifying the amount and type of insurance and that Financier is an insured party and beneficiary thereunder along with copies of all said policies. If Financier or its licensees or assignees require Errors and Omissions Insurance, and such insurance is not part of the Budget, the policy shall be secured and paid for by Financier prior to the first public exhibition of the Picture and such policy shall specifically name both Financier, Service Company and Eugene Mazzola as insured parties and beneficiaries.

5.	CONTRACT PRICE. Time is of the essence with regard to Financier’s timely release of funds pursuant to the applicable Cash Flow Schedule. Except as provided in Paragraph 16 below, on the condition that Service Company is not in breach of its material obligations hereunder or under an SOW, Financier shall pay Service Company for services rendered an aggregate sum equal to the Budget inclusive of sums budgeted as “contingency” if and as used to produce and deliver the Picture, all in accordance with the Cash Flow Schedule. Supplemental payments will be made by Financier to Service Company for additional costs incurred during production of the Picture that are in excess of the budgeted “contingency” line item and arise from decisions, choices and/or delays arising from acts or failures to act of Financier.

6.	PRODUCTION SCHEDULE AND FORCE MAJEURE EVENTS. Service Company shall provide the production services and deliver the Picture and all other Deliverables in accordance with the Production Schedule, subject only to delays arising from Financier’s failure to make timely payment or Force Majeure Events. If either party’s performance is prevented, hindered or delayed by fire, flood, earthquake, elements of nature or acts of God, acts of war, terrorism, riots, civil disorders, rebellions or revolutions, strikes, or any other similar cause beyond the reasonable control of such party (each, a “Force Majeure Event”), and such non-performance, hindrance or delay could not have been prevented by reasonable precautions, then the non-performing, hindered or delayed party will be excused for such non-performance, hindrance or delay, as applicable, of those obligations affected by the Force Majeure Event for as long as such Force Majeure Event continues and such party continues to use its best efforts to recommence performance whenever and to whatever extent possible without delay, including through the use of alternate sources, workaround plans or other means. The party whose performance is prevented, hindered or delayed by a Force Majeure Event will immediately notify the other party of the occurrence of the Force Majeure Event, describe in reasonable detail the nature of the Force Majeure Event and shall exercise best efforts to mitigate delays and costs arising from the Force Majeure Event.

7.	DISTRIBUTION. Financier shall have sole authority over the distribution of the Picture, without limitation, including whether the Picture is distributed at all.

8.	REPRESENTATIONS AND WARRANTIES.

Service Company hereby represents, warrants and agrees as follows:

(a)	Service Company is a corporation duly organized and existing under the laws of the State of Washington and has the right to grant all rights granted herein, and is free to enter into and fully perform this Agreement.

(b)	No liens, encumbrances, attachments or other matters constituting or possibly constituting any impediment to the clear marketable title and unrestricted commercial exploitation or disposition of the Picture as delivered, or any rights therein or pertaining thereto shall be permitted to occur (other than executory obligations arising from collective bargaining agreements, talent agreements, music rights clearances and/or other clearance agreements) which shall or may arise by reason of any acts, omissions or activities of Service Company in connection with the performance or enforcement of this Agreement, any applicable SOW, or attachments by Service Company in connection with any litigation which Service Company shall be plaintiff against Financier or any other party whatsoever. Service Company will not create, make, cause or permit any lien, encumbrance, pledge (except as may be required by a film processing laboratory), hypothecation or assignment of or claim against the Picture, or any rights therein, or upon the copyrights thereof, or upon the literary material upon which the Picture is based, or the release, distribution, exploitation or exhibition rights therein, or upon any proceeds therefrom or any other rights, interests or property therein or pertaining thereto.

(c)	Service Company shall at all times indemnify, defend, and hold harmless Financier, and the partners, officers, directors, employees, licensees, shareholders, subsidiaries, and agents of each of the foregoing, and their heirs, executors, administrators, successors and assigns, from and against any and all claims, damages, liabilities, actions, causes of action, costs and expenses, including reasonable attorneys’ fees, judgments, penalties of any kind or nature whatsoever arising out of (i) Service Company’s production and delivery of the Picture; (ii) any act or omission by Service Company or any person whose services or facilities shall be furnished by Service Company in connection with the Picture; and (iii) any breach by Service Company of any representation, warranty or agreement made by Service Company hereunder.

Financier hereby represents, warrants and agrees as follows:

(d)	Financier is a corporation duly organized and existing under the laws of the State of Washington and has the right to grant all rights granted herein, and is free to enter into and fully perform this Agreement.

(e)	Financier controls all rights in and to the Screenplay and /or underlying literary material upon which the Screenplay is based or to be based, including changes, supplemental material and elements incorporated into the Screenplay or Picture during or after Production pursuant to direct instructions from Financier, and Financier indemnifies Service Company from any claims (including legal fees and costs) arising therefrom.

9.	GOOD FAITH ASSURANCE. Neither party has nor will without the other’s prior written consent: (i) enter into any agreement, commitment or other arrangement, grant any rights or do any act or thing which reasonably could or might prevent or interfere with the production and completion of the Picture or prevent or impede the performance of all of the respective party’s obligations hereunder; (ii) do or fail to do any act which reasonably might or could interfere with or otherwise prevent such party from fully complying with all of the terms hereof; or (iii) engage in any conduct materially inconsistent with this Agreement or the other party’s rights hereunder. The foregoing shall not be interpreted as impairing or preventing Financier’s absolute right to abandon production of the Picture at anytime and/or to refrain from or cause the termination of the distribution of the Picture, all as provided in Paragraphs 12 and 16 below.

10.	DEFAULT. Service Company specifically waives all rights and remedies, if available to Service Company, of rescission, injunction, restraint and specific performance and agrees in this regard that it shall have no right to revoke, terminate or rescind any rights acquired by Financier hereunder nor to restrain production, completion or distribution of the Picture and shall have no right to compel specific performance of any of Financier's obligations hereunder. Service Company understands and agrees that its sole remedy hereunder shall be for monetary damages, if any, in the event of breach by Financier.

11.	SECURITY INTEREST. As security for the delivery of the Picture hereunder, Service Company hereby mortgages, sells, assigns, pledges, hypothecates, and sets over to Financier as collateral all of Service Company’s right, title and interest, if any, in and to the following:

(a)	The Picture, in whatever form it may now exist or hereafter exist, including the negative, sound material and copyright thereto.

(b)	The literary, dramatic and music material upon which the Picture is based or to be based, including without limitation, the Screenplay and all of Service Company’s right, title and interest in and to the copyrights to the foregoing.

(c)	All of Service Company’s right, title and interest in and to any properties or things of value pertaining to rights, contract rights, claims, properties and material set forth in (a) and (b) above, whether now in existence or hereafter acquired by Service Company.

(d)	Any other rights Service Company may have in or relating to the Picture.

It is intended that the security granted above is and shall be a “security interest” as such term is defined in the Uniform Commercial Code and Service Company hereby agrees to execute and deliver a financing statement in form and substance which complies with the Uniform Commercial Code of any and all states which Financier may hereafter require. Service Company hereby authorizes Financier or its representative to file such financing statement(s) and to execute any continuation statements as well as to perform any and all other acts Financier may deem appropriate to perfect and continue Financier’s security interest in the collateral. Service Company represents and warrants that there shall be no lien or charge or encumbrance in whole or in part upon the collateral (other than a customary laboratory lien for processing services or liens required to secure obligations under collective bargaining agreements) or proceeds derived therefrom which are equal or superior to the lien and security interest above granted and that Financier’s security interest shall at all times be and remain a first and continuing lien and security interest on the collateral until Financier is repaid the entire sum herein elsewhere provided. Service Company shall at all times keep Financier advised as to the location of all collateral herein pledged. For clarity, liens arising from third party payment obligations duly incurred by Service Company in good faith pursuant to this Agreement and an SOW that are not released by the lien holder due to Financier’s failure to issue funds to Service Company pursuant to the Budget and Cash Flow Schedule shall be Financier’s responsibility.

12.	TAKEOVER RIGHTS. At any time after the occurrence of any of the events hereinafter set forth, Financier shall have the right either to issue directions and instructions regarding production of the Picture, or to take over production of the Picture. The events entitling Financier to exercise the aforesaid rights shall be the following:

(a)	If after commencement of production, the final projected cost of production in Financier’s best judgment, after consulting with Service Company, the production accountant and the completion bond company (or if there is no completion bond company, than with at least one experienced third party motion picture producer) that total Budget will exceed the then-current Budget by five percent (5%) excluding, (i) over-Budget costs that are reimbursed by insurance; (ii) over-Budget costs caused by a direct consequence of a third party breach of contract that is not with a subcontractor of Service Company; or (iii) additional costs induced, encouraged or arising from acts of Financier; or

(b)	Financier or Service Company’s receipt of notice from the completion bond company, if any, of concerns that must be resolved to the completion bond company’s satisfaction to prevent the completion bond company’s exercise of its take-over rights and Service Company does not take immediate action to satisfactorily address such concerns in a timely fashion.

If Financier exercises its right to issue directions and instruction in keeping with the foregoing, Service Company shall fully and faithfully abide by and follow all such instructions issued in connection with the production of the Picture and Service Company shall have no further creative approval and/or other production rights concerning production, post-production and/or distribution of the Picture. If Financier exercises its takeover rights as aforesaid, Service Company shall immediately do all that is necessary to place at Financier’s disposal and under Financier’s control, all persons, production funds and other items of and concerning production of the Picture. Service Company specifically acknowledges that if Financier takes over the Picture in keeping with the foregoing, Financier may abandon the Picture or complete production as Financier may at such time determine. Notwithstanding the foregoing to the contrary, Financier’s rights concerning production of the Picture shall be subject to payment obligations, creative and other approvals, and controls that are contained in those agreements between Service Company and third parties that were entered with Financier’s knowledge which are not terminated and Service Company shall be entitled to a pro rata (based on percentage of budget spent) payment of its budgeted service fees, reduced by 15%.

If Financier exercises its takeover rights as aforesaid, Service Company shall immediately assign to Financier all third party agreements necessary to place at Financier’s disposal and under Financier’s control, all persons, contracts and other items necessary to allow for Financier’s continued production or abandonment of the Picture. Service Company shall immediately, after receipt of such notice, exercise best efforts to settle all its accounts and third party contractual obligations. Upon the sooner of fifteen (15) days after Financier’s exercise of its takeover rights, or Service Company’s settlement of its accounts and obligations, Service Company shall repay to Financier one hundred percent (100%) of the balance of funds remaining in the Picture’s segregated bank account. Service Company specifically acknowledges that if Financier takes over the Picture in keeping with the foregoing, Financier may abandon the Picture or complete production as Financier may at such time determine. Financier’s rights concerning production of the Picture shall be subject to payment obligations, creative and other approvals, and controls that are contained in those agreements between Service Company and third parties engaged on the Picture and Service Company shall be entitled to a pro rata (based on weeks) payment of its budgeted service fees.

13.	TERM, MINIMUM ORDER, OPPORTUNITY TO CURE AND TERMINATION. The term of this Agreement will commence on the date first set forth above (the “Effective Date”) for a term of two (2) years (the “Term”). The Term may be extended pursuant to the parties’ mutual written agreement or as extended in an SOW. As to Financier’s payment obligations only, if Financier materially defaults in its payment obligations to Service Company, then Service Company shall give written notice to the Financier and Financier shall have forty eight hours (48) hours to cure such default. If the default is not materially cured within such

13.	period, then Service Company, upon written notice, may terminate this Agreement and the applicable SOW. If Service Company materially defaults in the performance of any of its material obligations under this Agreement, or an SOW, then Financier shall give written notice to Service Company describing in reasonable detail the nature of the default and the Service Company shall have five (5) days to cure such default. If the default is not materially cured within such stated period, then Financier, upon written notice, may terminate this Agreement and the applicable SOW. Upon the earlier of termination as provided for herein or delivery of a completed Picture, Financier shall assume all payment obligations, creative and other approvals, and controls that are contained in third party agreements entered into by Service Company in good faith in accordance with the Budget and Production Schedule.

14.	STATUS OF PARTIES. The parties hereto expressly agree, each for the other, that the relationship between them hereunder is that of two principals dealing with each other as independent contractors for the sole and specific purpose that Service Company shall produce and deliver the Picture, subject to the terms and conditions of this Agreement. At no time, past, present or future, shall the relationship of the parties herein be deemed or intended to constitute a relationship with the characteristics of an agency, partnership, joint venture, or of a collaboration for the purposes of sharing any profits or ownership in common. Neither party shall have the right, power or authority at any time to act on behalf of, or represent, the other party, but each party hereto shall be separately and entirely liable for its own respective debts in all respects. This Agreement is not for the benefit of any person who is not a party signatory hereto or specifically named as a beneficiary herein. Financier may assign or license its rights hereunder in whole or in part to any person, firm or corporation. Except for assignment to Financier, Service Company may not assign or license any of its rights or obligations hereunder, or under any agreement entered into by Service Company with any third party. Subject to the foregoing, the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, personal representatives, administrators, executors, successors and assigns, and any past, present or future parent, subsidiary or affiliate company.

15.	NOTICES. Any and all notices, communications and demands required or desired to be given hereunder by either party hereto shall be in writing and shall be validly given or made if served either personally or if deposited in the United States mail, certified or registered, postage prepaid, return receipt requested. If such notice or demand be served personally, service shall be conclusively deemed made at the time of such personal service. If such notice or demand be served by registered or certified mail in the manner herein provided, service shall be conclusively deemed made two business days after the deposit thereof in the United States mail addressed to the party to whom such notice or demand is to be given as hereinafter set forth:

To Financier:
          Audience Productions, Inc.
          2311 N 45th Street, Suite #310
          Seattle, WA 98103
          Attn: Jay Schwartz

          To Service Company:
          Bridge Productions, Inc.
          14208 160th Avenue NE
          Woodinville, WA 98072
Attn: Eugene Mazzola

Any party hereto may change its address for the purpose of receiving notices or demands as herein provided by a written notice given in the manner aforesaid to the other party hereto, which notice of change of address shall not become effective, however, until the actual receipt thereof by the other party.

16.	ABANDONMENT. Financier shall have no obligation to finance, release, broadcast, distribute, complete production of, not abandon or otherwise exploit the Picture, provided Financier indemnifies Service Company against any loss from contracts entered into with Financier’s prior consent and knowledge. In the event Financier abandons the Picture, Service Company shall be entitled to a pro rata (based on percentage of budget spent) payment of its budgeted service fees.

17.	MISCELLANEOUS.

(a)	This Agreement shall be construed, interpreted and enforced in accordance with and shall be governed by the laws of the State of Washington applicable to agreements entered into and wholly to be performed therein. In the event of any conflict between any provisions hereof and any applicable laws to the contrary, the latter shall prevail, but this Agreement shall be deemed modified only to the extent necessary to remove such conflicts.

(b)	Each of the parties hereto shall execute and deliver any and all additional documents, and shall do any and all acts and things reasonably required in connection with the performance of the obligations undertaken hereunder and to effectuate the extent of the parties thereto.

(c)	This Agreement constitutes the entire agreement of the parties hereto and supersedes all oral and written agreements and understandings made or entered into by the parties hereto prior to the date hereof. No amendment, change or modification of this Agreement shall be valid unless it is made in writing and signed by both parties hereto, and any waiver of a failure to perform or breach shall not operate to waive any subsequent failure to perform or breach.

(d)	The captions appearing at the commencement of the paragraphs hereof are descriptive only and for convenience in reference to this Agreement and should there be any conflict between any such heading and the paragraph at the head of which it appears, the paragraph thereof and not such heading shall control and govern in the construction of this Agreement.

(e)	Execution by Counterpart/Facsimile: This Agreement, and applicable SOWs, may be executed by fax or by counterpart, which, when taken together, shall constitute one entire, complete, and binding Agreement.

(f)	In the event of a conflict between terms of the Agreement and any of its SOWs, the terms of the SOW shall prevail and this Agreement shall be deemed modified to the minimum extent necessary to conform therewith.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the Effective Date first above written.

BRIDGE PRODUCTIONS, INC.

By:	/s/ EUGENE MAZZOLA	Date: JULY 20, 2009
Name:	Eugene Mazzola
Title:	President

AUDIENCE PRODUCTIONS, INC.

By:	/s/ JAY T. SCHWARTZ	Date: JULY 20, 2009
Name:	Jay T Schwartz
Title:	President

Exhibit A

Statement of Work For Production Services
Related To The Feature Film “Lydia Slotnick Unplugged”

This SOW, dated as of July 20, 2009 is between Audience Productions, Inc. and Bridge Productions, Inc. This SOW is incorporated into and forms a part of the Agreement dated July 20, 2009, and is subject to all terms and conditions of that Agreement. Terms that are capitalized in this SOW have the meanings set forth in the Agreement.

Attachment 1

Screenplay and Author(s)

See Exhibit 99.3 of the Prospectus for the complete script.

Screenplay: “Lydia Slotnick Unplugged”

Author(s): Andrew Craft and Michael Zam

Attachment 2

Approved Budget Amount

ACCOUNT	BUDGET
Story and Other Rights	$200,000

Producer’s Unit	$554,600

Director’s Unit	$369,700

Talent	$739,500

Travel/Living	$184,900

TOTAL STORY, PRODUCER, DIRECTOR, TALENT, T/L	$2,048,700

Production Staff	$517,600

Art Direction	$110,900

Set Construction	$37,000

Set Decoration	$147,900

Property Department	$73,900

Camera Operations	$258,800

Electric Operations	$184,900

Grip Operations	$147,900

Production Sound	$73,900

Mechanical Effects	$37,000

Set Operations	$37,000

Wardrobe Department	$147,900

Makeup & Hair Department	$129,400

Location Department	$428,200

Transportation Department	$431,700

Atmosphere	$110,900

Production and Film Lab	$295,800

TOTAL PRODUCTION	$3,170,700

Editing	$295,800

ACCOUNT	BUDGET
Post-Production Film/Lab	$73,900

Post-Production Sound	$147,900

Music	$110,900

Titles	$37,000

Opticals	$18,500

Post-Production Travel/Living	$18,500

TOTAL POST PRODUCTION	$702,500

Public Company Costs:
Periodic Reporting (e.g. 10-Qs, 10-Ks, 8-Ks, audited financial statements, proxy statements, etc.)	$15,300
Printing and Mailing Costs for Periodic Reporting	$10,000
Directors & Officers Insurance	$14,000
Miscellaneous Public Company Costs	$2,000

Total Public Company Costs	$41,300

Legal	$180,800

Delivery Requirements	$110,900

Production Management Fee	$600,000

Accounting	$53,300

Securities Registration Fees	$10,500

Marketing	$37,000

Bank Fees	$64,400

General and Administrative	$25,000

Repayment of Officer Loans [1]	$50,000

TOTAL OTHER	$1,123,200

TOTAL STORY, PRODUCER, DIRECTOR, TALENT, TRAVEL/LIVING	$2,048,700

TOTAL PRODUCTION	$3,170,700

TOTAL POST PRODUCTION	$702,500

TOTAL OTHER	$1,123,200

SUB-TOTAL	$7,045,100

Completion Bond	$195,000

Insurance	$83,600

Contingency	$676,300

TOTAL	$8,000,000

1) Amount has been allocated among various line items in the budget above and is not double counted in the total.

Attachment 3

Production Schedule

The following is a preliminary production schedule and will be updated once the Budget is raised.

PRODUCTION SCHEDULE

Time	Project Milestone
t = 0	First Day of Pre-Production
t + 21 days	Middle of Pre-Production
t + 42 days	Beginning of Principal Photography
t + 63 days	Middle of Principal Photography
t + 84 days	Beginning of Post-Production
t + 252 days	Delivery of Final Print
DEFINITIONS

Pre-Production	Pre-production will commence immediately after the production services agreement is signed with Bridge Productions. We anticipate executing the agreement within 30 days after the offering is declared effective. If we are unable to execute an agreement with Bridge Productions, another reputable production company, capable of securing a completion bond, will be selected to produce the Film.

During pre-production, the Film will be broken down into individual scenes and all the locations, props, cast members, costumes, special effects and visual effects will be identified. Sets will be constructed, the crew are hired, and a start date for the beginning of principal photography will be set. At some point in pre-production there will be a read through of the script, which will be attended by all cast members with speaking parts, the producer, and the director.

The screenplay will be finalized and all of the scenes will be numbered at the beginning of pre-production to avoid confusion. This means that even though additions and deletions may still be made, any particular scene will always fall on the same page and have the same scene number.

Principal Photography	The filming of major components of the movie involving the lead actors. This is the phase of production where the Film is actually shot.

Post-Production	Post production is the general term for all stages of production occurring after principal photography and is also the stage that consumes the greatest amount of time.

Post-production includes:
Editing the Film (60 days)
Recording the soundtrack (30 days)
Editing the soundtrack (15 days)
Adding visual, sound, and special effects (10 days)
Transfer of the Film to video or data (5 days)

Final Print	Final, fully-edited version of the film that is ready for sale or distribution.

Attachment 4

Cash Flow Schedule

The following is a preliminary Cash Flow Schedule and will be updated once the Budget is raised.

FUNDS DISTRIBUTION SCHEDULE

Time	Project Milestone	Amount Distributed
t = 0	First Day of Pre-Production	$600,000
t + 21 days	Middle of Pre-Production	$1,100,000
t + 42 days	Beginning of Principal Photography	$1,700,000
t + 63 days	Middle of Principal Photography	$2,300,000
t + 84 days	Beginning of Post-Production	$1,700,000
t + 252 days	Delivery of Final Print	$600,000

Attachment 5

Deliverables

The following is a preliminary Deliverables list and will be updated once the Budget is raised.

Film

Original cut picture negative
Fine grain interpositive, and/or duplicate negative
Textless background original negative
Textless background interpositive
Trims and outs

Video

HD Master, Full Image (e.g. 1.85:1 or 16x9) Master
HD Master, Full Frame (4:3) Master
NTSC Full Frame DigiBeta Master
NTSC Letter Box DigiBeta Master
NTSC 16x9 DigiBeta Master
PAL Full Frame DigiBeta Master
PAL Letterbox DigiBeta Master
PAL 16x9 DigiBeta Master

Audio

DA88 of DM&E
DA88 of 2-Track Printmaster in Stereo and/or Dolby Surround 5.1
DA88 of Dialog & Music (M&E)
DA88 of Stems
DA88 of Music Masters
Optical Sound Track, Dialog, Music & Effects (DM&E)

Documents

Approved Billing Block
Cast Contracts
Cast List
Chain of Title / Writer’s Contract
Chronology of Production
Clearance Procedures Letter
Clearance Report
Composer’s Agreement
Combined Dialog Continuity/Spotting List
Credit Obligations
Crew List
Director’s Contract
Dolby License
Dubbing Restrictions Voice / Supervision
E&O Insurance Certificate
Employment List
Feature Dialog List, Disc & Hard Copy
Guild Approvals
Lab Access Letters
Literary Materials (Final Draft Screenplay)
Literary Assignment of Rights

Location Agreements
Main and End Credits
Motion Picture Copyright Certificate (Form PA)
MPAA Rating Certificate
Music Cue Sheet
Music Licenses
Paid Advertising Statement
Photo Identifications and Clearances
Principal Photography Start and End Dates
Procedure for Unsolicited Material
Producer’s Contract
Release of Liens
Still and Likeness Approvals
Synopsis
Title Report
Titles
Trailer Dialog List, Disc & Hard Copy

Other

Advertising Materials, if Budgeted
Publicity Materials / Press Kit, if Budgeted
Still Photographs, if Budgeted

The parties have caused this SOW to be executed and each individual whose signature appears below hereby warrants that he/she is duly authorized to execute this Agreement on behalf of the Party he/she represents.

BRIDGE PRODUCTIONS, INC.

By:	/s/ EUGENE MAZZOLA	Date: JULY 20, 2009
Name:	Eugene Mazzola
Title:	President

AUDIENCE PRODUCTIONS, INC.

By:	/s/ JAY T. SCHWARTZ	Date: JULY 20, 2009
Name:	Jay T Schwartz
Title:	President